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SHARE SALE AND PURCHASE AGREEMENT
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by and among

STATOIL ASA and STATPET AS

and

NORSK TEEKAY AS

dated
December 15 2002

THIS SHARE SALE AND PURCHASE AGREEMENT (the “Agreement”) is made and entered into on this 15th day of December 2002, by and among:

(1)	STATOIL ASA, (“Statoil”) a Norwegian public limited liability company (allmennaksjeselskap), having its registered office located at Forusbeen 50, 4035 Stavanger, Norway, registered with the Norwegian Register of Business Enterprises under number 923 609 016, and

(2)	STATPET AS, (“Statpet”) a Norwegian private limited liability company (aksjeselskap), having its registered office located at Forusbeen 50, 4035 Stavanger, Norway and registered with the Norwegian Register of Business Enterprises under number 981 363 116,

Statpet together with Statoil hereinafter being referred to as the “Sellers”,

and
(3)	NORSK TEEKAY AS, (the “Buyer”) having its postal address at P.O. Box 1484 Vika, 0116 Oslo, registered with the Norwegian Register of Business Enterprises under number 985 030 235,

in respect of the Buyer’s purchase of all of the shares in Navion ASA.

WHEREAS:

(A)	The Sellers own all the issued and outstanding shares and voting rights in NAVION ASA, (“Navion”) a Norwegian public limited liability company with a share capital of NOK 1,687,500,000, with its registered office at Verven 4, 4004 Stavanger, Norway, and registered with the Norwegian Register of Business Enterprises under number 979 199 325; and

(B)	the Buyer desires to purchase all of the shares in Navion from the Sellers, and the Sellers desire to sell such shares to the Buyer, subject to the terms and conditions of this Agreement.

NOW, THEREFORE, the Sellers and the Buyer agree as follows:

1.          DEFINITIONS AND INTERPRETATION

1.1        Definitions

         The terms  defined in this  Clause  1.1 shall,  for the  purpose  of this  Agreement,  have the following meaning:

         “Annual Accounts”:               has the meaning set forth in Clause 3.3.2;

         “Basic Purchase Price”:          means the purchase price set forth in Clause 3.1;

         “Business Day”:                  means a day on which  banks are open for  business in New York and Oslo;

         “Buyer Parent”:                  means  Teekay  Shipping   Corporation;   a  Marshall   Islands
                                          corporation  with its  business  address at TK House,  Bayside
                                          Executive   Park,  West  Bay  Street  &  Blake  Road,  PO  Box
                                          AP-59212, Nassau, The Bahamas;

         “Buyer Parent
         Guarantee”:                      means  the  irrevocable  and  unconditional  guarantee  to  be delivered  by the  Buyer  Parent  in  favour  of the  Sellers, substantially  as set  out  in  Schedule  1.1  Buyer  Parent
                                          Guarantee;

         “COA”:                           means a contract of  affreightment  to which a Group Member is a party;

         “Closing”:                       has the meaning set forth in Clause 10;

         “Closing
         Disclosure Letter”:              has the meaning set forth in Clause 5.3;

         “Contracts”                      means the Frame Agreements, the COAs and the T/Cs;

         “Current Auditors”:              means Ernst & Young AS, Stavanger;

         “Disclosed Information”:         means (i)  written  information  disclosed  by the  Sellers to the  Buyer in the data room as per the list  contained  in the
                                          Signing  Date   Disclosure   Letter  and  Closing   Disclosure
                                          Letter,  (ii) the  said  two  disclosure  letters,  and  (iii)
                                          information disclosed in Schedules to this Agreement;

         “Effective Date”:                means January 1, 2003;

         “Encumbrance”:                   means any charge, lien, mortgage, or preemption right;

         “Frame Agreements”:              means  the  five  frame  agreements   between  relevant  Group
                                          Members  and certain oil  companies  regarding  transportation of crude oil;

         “Financial Statements”:          has the meaning set forth in Clause 5.3.1;

         “Gas Tanker”:                    means MT “Navion Dania”;

         “Group Member”:                  means any company within the Navion Group;

         “Navion Group”:                  means Navion and the Navion Subsidiaries;

         “Navion Reorganisation”:         means   the   reorganisation   contemplated   by  the   Navion
                                          Reorganisation  Agreements,  the main  elements  of which  are described in Schedule 1.1 Navion Reorganisation;

         “Navion Reorganisation
         Agreements”:                     means  the  agreements,  other  than  this  Agreement,  to  be entered into between  relevant  Group Members  and/or a member of the Statoil Group in respect of the Navion Reorganisation;

         “Navion Subsidiaries”:           means the  companies  owned  directly or  indirectly by Navion as set out in Schedule 1.1 Navion Subsidiaries;
         “Navion Offshore
         Loading”:                        means   Navion   Offshore   Loading  AS,  a  private   limited
                                          liability  company  established as a  wholly-owned  subsidiary
                                          of  Navion,   registered   with  the  Norwegian   Register  of
                                          Business Enterprises under number 984 837 771;

         “Net Working Capital”:           has the meaning set forth in Clause 3.3.1;

         “NGAAP”:                         means Norwegian Generally Accepted Accounting Principles;

         “LIBOR”:                         means for the relevant  currencies,  the BBA London  Interbank
                                          Offered  Rate  (BBA  LIBOR)  as  published  electronically  by
                                          Reuters  and  sponsored  by the  British  Bankers  Association
                                          (BBA), which as at the Signing Date is LIBOR01;

         “NOK”:                           means  Norwegian  kroner,  being the  lawful  currency  of the
                                          Kingdom of Norway;

         “Parties”:                       means the Sellers and the Buyer;

         “Party”:                         means any of the Sellers or the Buyer;

         “Performance
         Guarantee”:                      means  the  performance  guarantee  to be  issued by the Buyer
                                          Parent  in  favour  of the  counterparties  to  the  Contracts
                                          (including  Statoil,  as  applicable) in the form of Schedule
                                         1.1 Performance Guarantee;

         “Person”:                        means any individual,  firm,  corporation,  limited  liability
                                          company,  general  or  limited  partnership,   joint  venture,
                                          association,  joint  stock  company,  trust or  unincorporated business or organization or other entity;

         “Purchase Price”:                means the purchase  price  payable by the Buyer to the Sellers in respect of the  Shares,  being the  aggregate  of the Basic
                                          Purchase Price and the  adjustments  (if any) as determined in accordance with Clause 3;

         “Rate of Exchange”:              means  the rate of  exchange  as  quoted by the Bank of Norway as close as  possible  to 2.15 pm on  business  days in Norway and as published electronically by Reuters on page NOCV;

         “SDFI”:                          means the Norwegian  State’s Direct Financial  Interest in the
                                          petroleum sector;

         “Shares”:                        means the  Statoil  Shares and the  Statpet  Shares,  together constituting  the 1,687,500  ordinary  shares in Navion,  each with a nominal par value of NOK 1,000.-;

         “Shuttle/FSO Tankers”:           means  MT  Navion  Anglia,  MT  Navion  Hispania,   MT  Navion
                                          Oceania,  MT Navion  Britannia,  MT Navion Scandia,  MT Navion
                                          Norvegia,  MT Navion  Europa,  MT Navion  Viking and MT Navion
                                          Clipper, FSO Navion Scotia, and FSO Navion Saga;

         “Signing Date”:                  means the date of this Agreement;

         “Signing Date Payment”:          means an  amount  equal to 10 per cent of the  Basic  Purchase
                                          Price;

         “Signing Date
         Disclosure Letter”:              means  the  disclosure  letter  issued by the  Sellers  to the
                                          Buyer on the date hereof in the form of Schedule  1.1 Signing
                                          Date Disclosure Letter;

         “Statoil Group”:                 means  Statoil  and  its  subsidiaries,  excluding  the  Group
                                          Members;

         “Statoil Shares”:                means  the  1,350,000  shares  in  Navion  owned  by  Statoil, representing 80 per cent of the Shares;

         “Statpet Shares”:                means  the  337,500   shares  in  Navion   owned  by  Statpet,
                                          representing 20 per cent of the Shares;

         “T/C”:                           means a time charterparty to which a Group Member is a party;

         “Transaction”:                   means the sale and purchase of the Shares as  contemplated  by this Agreement;

         “USD”:                           means the lawful currency of the United States of America;

         “Vessels”:                       means the Shuttle/FSO Tankers and the Gas Tanker;

         “VOC”:                           means volatile organic compounds.
1.2	Interpretation

The definitions in Clause 1.1 and elsewhere in this Agreement shall apply equally to both the singular and plural forms of the terms defined herein. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. All references herein to Clauses, Clause and Schedules shall be deemed to be references to Clauses, Clause and Schedules to this Agreement, unless the context shall otherwise require. The words “include”, “includes”, “included” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “or” used in this Agreement shall not be exclusive, unless the context shall otherwise require. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. In case of any conflict or discrepancy between the provisions of this Agreement and any of the Schedules, the latter shall prevail.

2.	AGREEMENT TO SELL AND PURCHASE THE SHARES
2.1	Sale and Purchase of the Shares

Subject to the terms and conditions of this Agreement, the Sellers hereby agree to sell, transfer and deliver to the Buyer, and the Buyer hereby agrees to pay for and purchase from the Sellers, the Shares. Accordingly, Statoil shall sell the Statoil Shares and Statpet shall sell the Statpet Shares.

3.	PURCHASE PRICE AND PAYMENT
3.1	Basic Purchase Price The Basic Purchase Price for the Shares shall be USD 760,000,000, which price shall be adjusted in accordance with Clauses 3.2 and 3.3.
3.2	Adjustment of the Basic Purchase Price The Basic Purchase Price shall be adjusted in accordance with this Clause 3.2 and Clause 3.3 below, and shall, to the extent relevant,
3.2.1	be increased USD for USD with the following items (on a consolidated Navion Group basis):
(a)	the book value of VOC investments of any Group Member as of 31 December 2002; and
(b)	any group contribution net after tax given by a company within the Statoil Group to one or more Group Members from the Effective Date up to and including the date of Closing or payable thereafter to the extent not included in Net Working Capital as of 31 December 2002; and

(c)	if positive, any amount of Net Working Capital determined as of 31 December 2002, and
(d)	any loans or accounts receivable determined in accordance with NGAAP as of 31 December 2002, or as incurred as a result of the Navion Reorganisation, to the extent not included in Net Working Capital as of 31 December 2002, such items hereinafter referred to as the “Inclusion”; and
3.2.2	be reduced USD for USD with the following items on a consolidated Navion Group basis:
(a)	any liability shown in the Annual Accounts, or as incurred as a result of the Navion Reorganisation, not included in Net Working Capital as of 31 December 2002 or otherwise excluded under Clause 3.3.1; and

(b)	any group contribution net after tax paid by Navion to a company within the Statoil Group from the Effective Date up to and including the date of Closing, or payable thereafter, to the extent not included in Net Working Capital as of 31 December 2002; and

(c)	any dividend approved to be paid by Navion to the Sellers from the Effective Date and up to and including the date of Closing to the extent not included in Net Working Capital as of 31 December 2002; and

(d)	if negative, any amount of Net Working Capital determined as of 31 December 2002, and
(e)	any correction income tax (korreksjonsskatt) resulting from (b) or (c) above to the extent not included in Net Working Capital, as of 31 December 2002; and
(f)	any difference, net of taxes, between (i) the sum of vested and non-vested pension benefits earned as of 31 December 2002 by, to the extent relevant, past and present employees intended to remain with the Navion Group after Closing as determined in accordance with NGAAP and assumptions generally applied to on-shore personnel employed by Statoil, and (ii) the net assets held in the pension fund of the Navion Group pertaining to such employees as of said date;

such items hereinafter referred to as the “Reduction”.
3.2.3	Interest shall accrue on the Basic Purchase Price, adjusted in accordance with Clause 3.2.1 and Clause 3.2.2 as appropriate, (less the Signing Date Payment) at a rate of 6 months LIBOR plus 100 basis points from and including the Effective Date and up to but excluding the date of Closing, provided, however, that

(a)	interest on any Inclusion shall be calculated up to Closing from the Effective Date with respect to the Net Working Capital and otherwise the later of (i) the Effective Date, or (ii) from the date such Inclusion was made or received as the case may be by the relevant Group Member; and

(b)	the amount of any Reduction shall be increased by interest at the rate stated above computed from the later of (i) the Effective Date, or (ii) the date such Reduction was paid or came into existence as the case may be up until Closing.

3.2.4	Any conversion to US Dollars relating to any Inclusion or Reduction shall be calculated at the Rate of Exchange as of 31 December 2002, except for adjustments pursuant to Clauses 3.2.1(b) and 3.2.2(b), (c) and (e), which shall be converted to USD at the Rate of Exchange prevailing on the date of the relevant transaction.

3.3	Determination of Net Working Capital For the purposes of Clause 3.2 the Net Working Capital shall be determined as follows:
3.3.1	The Net Working Capital shall be computed in relation to Navion on a Navion Group consolidated basis, and shall include current assets less current liabilities classified in a manner consistent with NGAAP and consistent with prior periods with adjustments described below.

Current assets shall include bank deposits, including deposits within the Statoil Group bank account system, accounts receivable, including accounts receivables from Statoil Group companies, inventory, prepaid T/C hire for in-chartered vessels (both short-term and long-term), loans to employees (both short-term and long-term) and other current assets, but shall not include amounts due from surrogates, such as insurance proceeds in respect of a vessel.

Current liabilities shall include accounts payable, including accounts payable to Statoil Group companies, prepayments from customers, accrued withholding tax and holiday pay and other current liabilities. Excluded from current liabilities are any (both short-term and long-term) accruals for future dry-dockings, losses on T/Cs and any future pension expenditures.

Included in Net Working Capital shall be the market value of any interest swap arrangements and the market value of any forward currency exchange contracts and the market value of any other financial derivatives valued as of 31 December 2002.

Indebtedness for borrowed monies and interest bearing receivables, including short term portions of any such loans and receivables, shall not be included in Net Working Capital, nor shall any of the other elements subject to separate adjustment pursuant to sub-clauses 3.2.1 and 3.2.2.

3.3.2	The Sellers shall use their best efforts to procure that the 2002 annual statutory accounts for the Navion Group (on a consolidated basis) (the “Annual Accounts”) be prepared as soon as reasonably practical after the Effective Date, in connection with which a separate statement reflecting the Net Working Capital in accordance with sub-clause 3.3.1 shall be prepared and, for the purposes hereof, form part of and be included in the defined term Annual Accounts.

3.3.3	Immediately following the preparation thereof, Statoil shall instruct the Current Auditors in writing (with a copy to the Buyer) to review and audit the Annual Accounts and to confirm by way of a written report (the “Current Auditors’ Report”) whether the Annual Accounts and the calculation of the Net Working Capital have been prepared in accordance with NGAAP, the provisions of this Clause 3 and the relevant definitions in Clause 1. The Current Auditors’ Report shall be prepared as soon as reasonably practical, but in any event within 14 Business Days of the date of the instruction letter from Statoil. If the Current Auditors are of the opinion that corrections or adjustments should be made to the calculation of the Net Working Capital in order to comply with the requirements of this Agreement, they shall specify the relevant discrepancies in their report.

3.3.4	To enable the Current Auditors to prepare their report on the Net Working Capital calculation and to audit the Annual Accounts, the Sellers shall procure that all books and records relating to the Navion Group are kept up-to-date and made available to the Current Auditors. The Sellers furthermore agree to procure that the Navion Group shall facilitate and make available the services of its employees, as may reasonably be required by the Current Auditors to assist the Current Auditors to undertake the matters contemplated by this Clause 3.

3.3.5	The Current Auditors’ Report shall be distributed to the Parties promptly and simultaneously upon its completion. The Current Auditors Report in respect of the Net Working Capital shall be final and binding on the Parties, and be applied for the purpose of determining the adjustment to the Basic Purchase Price, unless there is an obvious error on the face of the document, in which case the error shall be corrected by the Current Auditors.

3.4	Adjustments and cooperation
3.4.1	The Parties agree that any net temporary differences between tax and accounting values as of 31 December 2002, summarised on a company by company level within the Navion Group, including tax losses carried forward, shall be off-set by group contributions between the Statoil Group and the Navion Group. Any differences between the allocation of the Purchase Price to the different shareholdings within the Navion Group, and the tax values of the same shareholdings, shall not be compensated between the Parties.

The Sellers confirm that, unless otherwise required by the Buyer, no depreciation on the Vessels will be made by Navion Offshore Loading for the fiscal year 2002.

3.4.2	The Parties agree, that if and to the extent the Navion Reorganisation shall not have been completed by the Effective Date, the net cash flows as from the Effective Date from any business and operations which may be carried out by a Statoil Group company, and which are intended to be part of the Navion Group’s business and operations, shall be for the Navion Group’s benefit and account, and be allocated and transferred to Navion (or relevant Group Member) by the relevant Statoil Group company on a monthly basis within 10 Business Days from the end of each month and until the relevant part of the Navion Reorganisation has been completed, together with interest thereon at the rate set out in Clause 3.2.3 from the date the cash flow arises until the date of actual transfer payment to or from the relevant Group Member. Accordingly, any net cash flows earned by a Group Member as from the Effective Date from a part of the Navion Group’s business and operations which, as part of the Navion Reorganisation, is intended to be taken over by a Statoil Group company, shall be for the Statoil Group’s benefit and account and shall be paid and transferred from the relevant Group Member to the relevant Statoil Group company pursuant to the principles set out above. The Parties shall cooperate on a good faith basis to make and agree any adjustments as may be necessary to effect the above.

3.5	Payment
3.5.1	Payment of the Purchase Price by the Buyer together with interest thereon computed in accordance with Clause 3.2.3, including the release and transfer of the Signing Date Payment to the Sellers together with any interest accrued thereon for the benefit of the Sellers as per Clause 3.5.2, shall take place for value on Closing as contemplated in Clause 10 and in accordance with the Sellers’ payment instructions and account details, which shall be notified in writing by the Sellers to the Buyer not less than three (3) Business Days prior to Closing.

3.5.2	The Signing Date Payment shall be payable by the Buyer to the Sellers on the Signing Date or, of this is not a Business Day, on the first Business Day thereafter in accordance with the Sellers’ payment instructions. The Signing Date Payment shall be paid into a separate interest-bearing account opened jointly in the names of the Buyer and Statoil, with interest accruing to the benefit of the Buyer from the Signing Date to the Effective Date, and to the benefit of the ultimate beneficiary of the Signing Date Payment from the Effective Date to the date of payment out.

3.5.3	If, for any reason not attributable to the Sellers, the Buyer does not make payment in full on the relevant due date, default interest shall accrue at a rate of 6 months USD LIBOR + a margin of 4 percentage points per annum from the due date till the relevant amount has been received in full.

4.	MUTUAL REPRESENTATIONS AND WARRANTIES
4.1	Each of Statoil, Statpet and the Buyer represents and warrants to the other Parties that:
(a)	(A) in the case of Statoil, Statoil represents and warrants that it is a public limited liability company duly incorporated and validly existing under the laws of the Kingdom of Norway, (B) in the case of Statpet, Statpet represents and warrants that it is a private limited liability company duly incorporated and validly existing under the laws of the Kingdom of Norway, and (C) in the case of the Buyer, the Buyer represents and warrants that it is a private limited liability company duly incorporated and validly existing under the laws of the Kingdom of Norway;

(b)	the entering into by it of this Agreement has been duly authorized by all necessary corporate action;
(c)	the person executing this Agreement on behalf of such Party is duly authorized and empowered to do so;
(d)	the entering into by it of this Agreement and the consummation of the Transaction will not violate or contravene (A) its by-laws or articles of association, nor (B) any laws, regulations, governmental or judicial decrees, decisions or other public restrictions applicable to it, or (C) any contractual obligation or limitation by which it is bound; and

(e)	this Agreement constitutes (subject only to prohibition by competition and/or any other relevant regulatory authorities) the valid and binding obligations of such Party, enforceable against it in accordance with its terms.

5.	REPRESENTATIONS AND WARRANTIES OF STATOIL AND STATPET
5.1	Statoil representations as of the Signing Date Statoil represents and warrants to the Buyer as of the Signing Date, that:
5.1.1	Navion Corporate Organization Navion and the Navion Subsidiaries are companies duly organized and validly existing under the laws of the jurisdictions of their respective incorporation.
5.1.2	Capitalization of Navion. Title to the Shares

The Shares constitute all of the share capital of Navion, all of which are fully paid. All the Shares are free and clear of any Encumbrances. Statoil and Statpet are the sole owners of the Statoil Shares and the Statpet Shares, respectively, and (save as contemplated by this Agreement) there are no outstanding option rights or other rights to purchase, subscribe for or otherwise acquire any shares in Navion.

5.1.3	Navion Subsidiaries

All of the shares in the Navion Subsidiaries are owned, directly or indirectly, by Navion, and the share capital of each such Navion Subsidiary is set out in Schedule 5.1.3 hereto.

All the shares in the Navion Subsidiaries are issued and fully paid, free and clear of any Encumbrances. There are no outstanding options or other rights to purchase, subscribe for or otherwise acquire any of the shares in any of the Navion Subsidiaries.

5.1.4	Title to the Vessels

Navion Maritime AS, Rasmussen Navion KS or Navion Shipping AS owns and has marketable title to all the Vessels, all of which are free and clear of Encumbrances, except for maritime liens incurred in the ordinary course of business and which will be discharged in the ordinary course of business.

5.1.5	Patents and Trademarks

Group Members have title to, ownership of or valid licenses to use, all patents, trademarks, service marks, trade names, copyrights, trade secrets, information and other intellectual and industrial property rights which it uses in the performance of its business. Schedule 5.1.5 sets out a list of patents which will be retained by Group Members or transferred free of charge to Statoil (or subsidiary), respectively, prior to Closing.

5.2	Representations by the Sellers as of the Effective Date

Vessels in Class on Effective Date

The Sellers represent and warrant that, as of the Effective Date, the Vessels with everything belonging to them shall be as they were at the time of the Buyer’s inspection, fair wear and tear excepted. However, each of the Vessels shall be maintained in class without any overdue condition/recommendation by Class or other relevant authority, free of average damage affecting the Vessel’s class, and with her classification certificates and national certificates, as well as all other certificates the Vessel had at the time of inspection, valid and unextended.

5.3	Statoil representations as of the Signing Date and the Effective Date

Statoil has presented to the Buyer, prior to the Signing Date, a draft of the Signing Date Disclosure Letter, which letter has been accepted by the Buyer. An updated version of the Signing Date Disclosure Letter, being the Closing Disclosure Letter, shall be provided to the Buyer at least five (5) Business Days prior to Closing. The Closing Disclosure Letter shall be identical to the Signing Date Disclosure Letter in all material respects, except that it shall make reference to the Annual Accounts and reflect changes that have occurred in the ordinary course of business after the Signing Date including, without limitation, circumstances in connection with the Navion Reorganisation which may affect the accuracy of any of the representations and warranties of Statoil set out herein. Subject as aforesaid Statoil represents and warrants that, to the best of its knowledge and belief (after having made reasonable enquiries to satisfy itself as to the accuracy and correctness of the following), as of the Signing Date and the Effective Date:

5.3.1	Financial Statements

The audited balance sheet of Navion and the Navion Group and the related audited statements of profit and loss and cash flow of Navion and the Navion Group, respectively, including any related notes, for the fiscal years ended 31 December 2001, 2000 and 1999 together with the reports thereon from the Current Auditors (the “Financial Statements”) are consistent with the books and records and give a true and fair view of Navion’s and the Navion Group’s financial position, assets and liabilities as of 31 December 2001, 2000 and 1999, respectively, and for the profits and loss and results of operations and the statutory cash flow statements for the periods then ended, have been prepared in accordance with Norwegian laws and regulations and NGAAP as applied on a consistent basis throughout the periods covered thereby. For the purposes of the Closing Disclosure Letter, the above representation and warranty shall be true for the Annual Accounts.

5.3.2	Books and Accounts

All Group Members have properly kept and maintained all necessary books of accounts and other statutory books and records, and prepared (to the extent applicable) all annual reports and accounts in accordance with relevant legislative requirements, and made all reports to and filings in respect thereof with appropriate official authorities as required by law.

5.3.3	Tax Matters Each Group Member has
(a)	duly filed all tax returns required to be filed by it in a timely fashion, which tax returns are true, correct and complete in all material respects;
(b)	paid all taxes due and payable by it. There are no proceedings pending or threatened against any Group Member in respect of taxes.
5.3.4	Assets

Each Group Member owns or leases all assets necessary for it to carry on its business as presently conducted, and such assets are in all material respects in good operating condition, except for normal wear and tear, and maintained and serviced on a timely basis in accordance with good industry practice. None of the assets of the Navion Group are pledged as security for the obligations of the Sellers or their affiliates (other than the Navion Group).

5.3.5	Environmental Matters
(a)	The Navion Group is in compliance with all applicable environmental laws, and holds all applicable environmental permits.
(b)	There has not been, there is no existing basis for, nor is there currently, any governmental or other investigation, enquiry or disciplinary proceeding relating to any alleged breach of any environmental law or environmental permit by the Navion Group and, as far as Statoil is aware, none is pending or threatened, and which - individually or in combination with any other such breach(es) – is likely to result in a cost (exclusive of out-of-pocket expenses and insurance cover, if relevant) to the Navion Group in excess of NOK 10 million.

5.3.6	Insurances

The Navion Group has taken out, maintains and will maintain to Closing all customary insurance policies covering the Vessels and the operations of the business of the Navion Group, which insurances are placed with reputable insurers in amounts and on terms and conditions believed by Statoil to be on market terms and in accordance with market practice. No Group Member has done or omitted to do anything to render the insurance coverage void or voidable. All events which could justify an insurance claim have been timely declared to each insurance company. At the date of the Agreement, there is no material claim which has arisen and remains outstanding under any of the policies.

5.3.7	Employees

Since 1 January 2000 no Group Member has been involved in any labour dispute of material importance with any employee of the Navion Group, any labour union, staff association or other body representing the employees, and no event has occurred which could reasonably be expected to give rise to any such dispute or action.

Statoil and Navion have complied with all legal obligations to inform and consult with the employees and/or their representatives in the Navion Group in connection with the Navion Reorganisation and the Transaction.

No employee of any Group Member will receive any additional salary, fee or other benefit as a result of this Agreement or Closing.

5.3.8	Litigation and investigations

Except as disclosed in Schedule 5.3.8, there are no claims, actions, suits, legal or governmental proceedings, labor disputes or investigations pending or threatened before any court, arbitrator or governmental authority, brought by or against any Group Member, and there are no circumstances reasonably likely to give rise to any such suit or proceeding, which – if adversely determined – individually or in the aggregate is likely to result in a final decision with a cost (exclusive of costs and insurance cover, if relevant) to the Navion Group in excess of NOK 10 mill. No investigation or enquiry is being or has been conducted by any fiscal, regulatory or other governmental body in respect of the affairs of the Navion Group, and no such investigation is pending, threatened or expected.

5.3.9	Consents, licences and permits

No consent from any governmental authority is required for the consummation by the Sellers of the Transaction or for the implementation of the Navion Reorganisation. The Group Members have obtained all licences, consents, permits and authorizations required for carrying on the business of the Navion Group as currently conducted, and there are no facts or circumstances in existence which may lead to any such licences, consents, permits or authorizations being revoked, modified or not renewed for any reason attributable to the Sellers or a Group Member.

5.3.10	The Contracts

The Contracts constitute valid and binding agreements. Except to the extent resulting from the transfer of the shares in Navion Maritime AS from Navion to a member of the Statoil Group prior to the Effective Date, no Group Member is

(a)	in any default under any Contract to which any Group Member is a party, and no event has occurred which in relation to a Group Member’s performance thereunder which would constitute such a default, in either case which would entitle the other party to cancel or terminate the relevant Contract;

(b)	a party to any Contract in respect of which the counterparty thereto has breached its obligations in a manner which would entitle the relevant Group Member to cancel or terminate the relevant Contract;

(c)	a party to or bound by any type of contractual agreement or arrangement not made in the ordinary course of its respective business; or
(d)	a party to or bound by any agreement or similar arrangement restricting its or the Group’s ability to enter into or engage in any market or line of business.
5.3.11	Accuracy of Information

To the best of the Sellers’ knowledge, the Sellers’ representations, warranties and statements, as well as the information contained in the Disclosed Information, are true and correct in all material respects, none of which contains any untrue statement of a material fact or omits to state any material fact necessary in order to make any of such representations, warranties or statements not misleading.

5.3.12	Absence of Certain Changes

Other than the transactions undertaken in connection with the Navion Reorganisation as contemplated by Schedule 1.1 Navion Reorganisation, since 1 July 2002, the Navion Group has conducted its business only in the ordinary course consistent with past practices. Since 1 July 2002, with respect to the business of the Navion Group, there has not been:

(i)	any event or combination of events affecting the business of the Navion Group, which will have a negative financial consequence in excess of USD 75 million;
(ii)	any obligation or liability incurred (including, without limitation, guarantees, indemnities or similar obligations) other than obligations and liabilities incurred in the ordinary course of business or reflected in the Annual Accounts;

(iii)	any purchase or sale or other disposition (or any agreement or other arrangement thereof) of any substantial property or assets other than in the ordinary course of business and consistent with past practice of the Navion Group.

5.4	Statpet representations as of the Signing Date and Closing

Statpet represents and warrants to the Buyer that as of the Signing Date and Closing, Statpet is the sole owner of the Statpet Shares and (save as contemplated by this Agreement) there are no outstanding option rights or other rights to purchase, subscribe for or otherwise acquire any Statpet Shares in Navion.

5.5	No representation regarding SDFI The Sellers make no representation or assurance as to the future relationship between Statoil and SDFI.
6.	REPRESENTATIONS AND WARRANTIES OF BUYER The Buyer represents and warrants to the Sellers as of the Signing Date and Closing that:
6.1	Financial capability, Acquisition for its own account, No Litigation

The Buyer has sufficient funds to undertake the Transaction and is acquiring the Shares for its own account and not as nominee or agent. No action, suit or investigation is pending which could delay, alter or prevent the Buyer’s ability to complete the Transaction and/or fulfill its obligation under the Agreement.

6.2	Consents and Approvals, Non-violation

The execution, delivery and performance by the Buyer and the Buyer Parent of this Agreement and the Buyer Parent Guarantee respectively require no consent or waiver of any governmental, administrative or regulatory authority or any court, domestic or foreign. The entering into and performance by the Buyer of its obligations under this Agreement and the issuance of the Buyer Parent Guarantee by the Buyer Parent does not violate any agreement or contractual undertaking or restriction by which the Buyer and/or the Buyer Parent, respectively, is bound.

7.	COVENANTS OF SELLERS
7.1	Conduct of business
7.1.1	As from the Effective Date and until Closing:
(A)	the Sellers shall cause the Navion Group to conduct its business and operations in the ordinary course, exercising all reasonable due care and attention, consistent with the standard of a prudent operator and materially consistent with past practices. The Sellers will not without the prior consent of the Buyer (which consent shall not be unreasonably withheld) permit any Group Member to:

(a)	conclude new-building contracts for any type of vessel, or purchase second hand vessels of whatever nature;
(b)	materially amend (other than to change the contractual party as contemplated by the Navion Reorganisation), change the applicable charter rate or terminate any of the existing T/Cs in respect of any of the Vessels, time chartered vessels or the COAs or the Frame Agreements in existence at the Signing Date. Provided, however, that the conclusion of new time charters and/or COAs of less than 12 months duration in the normal course of business shall be permitted;

(c)	sell any of the Vessels, except as contemplated as part of the Navion Reorganisation;
(d)	amend any existing employment, severance or consulting agreement, grant any general increase in the compensation of officers or employees, except in either case in accordance with pre-existing contractual provisions or consistent with past practices;

(e)	fail to keep in full force and effect any insurance comparable in amount and scope to coverage maintained by it, or on behalf of it, on the Signing Date;
(f)	take any action that would cause any of the representations and warranties pertaining to the Navion Group in this Agreement not to remain true and correct in all material respects;
(g)	borrow money in excess of USD 10 million (or the equivalent in other currencies) (except for inter company loans within the Navion Group or between a Group Member and a member of the Statoil Group for bridge finance purposes), provided, however, that Navion shall be entitled to draw funds under the existing credit facility with Den norske Bank ASA (or any replacement thereof) within the existing limits, and provided further, that any member of the Navion Group shall be entitled to enter into loan agreements for the purpose of the Navion Reorganisation and/or the financing of the VOC investments undertaken by Navion; provided such loan commitments are for a duration of less than 12 months;

(h)	make any loan, advance or capital contribution to or investment in any Person (other than a Group Member) in excess of USD 10 million (or the equivalent in other currencies), provided that any such permitted payments shall be in accordance with existing policies within the Navion Group and in compliance with the Sarbanes-Oxley Act;

(i)	make any change in any method of accounting or accounting principle, method, estimate or practice except for any such change required by reason of a concurrent change in NGAAP;
(j)	enter into any contracts, arrangements, settlement other than on commercially reasonable terms consistent with an arm’s length transaction; or
(k)	make any personnel changes in key positions or alter the number of employees except in the circumstances identified in Section 8.3(c).
(B)	the Sellers shall cause the Navion Group to:
(a)	file, when due or required, state, foreign and other tax returns and other reports required to be filed and pay when due all taxes, assessments, fees and other charges lawfully levied or assessed against it, unless the validity thereof is contested in good faith and by appropriate proceedings diligently conducted;

(b)	keep its books of account, records and files in the ordinary course and in accordance with existing practices;
(c)	continue to maintain existing relationships with suppliers and customers relating to the Navion Group’s business, to the extent that such relationships are, at the same time, judged to be economically beneficial to the Navion Group.

(C)	the Sellers shall permit the Buyer to have one or more of its nominated senior managers present in Navion’s offices, either full time or part time, for the purpose of becoming familiar with the operation of the business and to be fully exposed to the day-to-day operations of Navion.

7.1.2	As from the Signing Date and until Closing, the Sellers undertake to keep the Buyer advised on a regular basis of material developments, changes or important opportunities which may present themselves to any Group Member and of which they become aware.

7.2	Sale of Ownership Shares in Fields

Statoil covenants and agrees that if it sells or swaps any ownership share it has in an oil field as of the Signing Date where Navion has a contractual entitlement to carry such oil on behalf of Statoil, it shall use its best endeavours to procure that the buyer of such ownership interest enters into an agreement with Navion to transport such crude oil on the same terms and conditions as applicable between Statoil and Navion.

8.	COVENANTS OF THE BUYER
8.1	Covenants prior to Closing

Within 14 Business Days of Statoil’s written request, the Buyer shall procure that the Buyer Parent provides to Statoil (on behalf of Navion) original Performance Guarantees to the counterparties under the Contracts.

The Buyer undertakes to the Sellers that if, prior to Closing, the Buyer is of the opinion that there has been a breach by the Sellers of any of their representations, warranties, covenants or agreements under this Agreement, the Buyer shall notify the Sellers as set out in Clause 11.1 (b), in order to provide the Sellers with the opportunity to cure such breach.

While the Parties share the opinion that the Transaction does not create any competition law concerns, the Buyer undertakes to the Sellers that if, prior to Closing, any competent competition authority having jurisdiction in the matter shall request or require any reorganisation of, divestiture from or other adjustment to be made to the business and/or operations of the Navion Group or the Buyer and/or other companies owned directly or indirectly by the Buyer Parent in order to approve of the Transaction, the Buyer shall – and it shall procure the Buyer Parent will - use its best efforts to diligently and constructively enter into negotiations with the relevant authorities with a view to reaching an acceptable solution which will remove any competition concern expressed by the relevant authority, it being understood and agreed, however, that any such dialogue or process with the authorities shall not, other than in case of a preliminary prohibition as set out in Clause 10.2.1 (f), prevent or delay Closing. The Buyer will keep the Sellers promptly advised of any correspondence and/or meetings with any such competition authorities and will, to the extent reasonably practical, consult with the Sellers in advance, it being understood that, subject as stated in Clause 10.2.1 (f), it shall be the risk of the Buyer solely to obtain any relevant clearance, whether before or after Closing. Upon the Buyer’s request, the Sellers undertake to support the Buyer in any dealings with the competition authorities and shall promptly provide the Buyer with all information, analysis and data in the possession of the Sellers or the Navion Group which may be of assistance in the preparation of submissions to the relevant competition authorities.

8.2	Confidentiality obligations
(a)	The Buyer acknowledges that it has received information in respect of the business and financing of the Navion Group and its dealings, transactions, affairs, plans and proposals, all of which is, or may be, secret or confidential and important to the business of the Navion Group (“Confidential Information”) including, without limitation, confidential or secret information relating to the Navion Group’s trade secrets, know-how, ideas, business methods, finances, prices, business plans, marketing plans, development plans, manpower plans, sales targets and statistics, customer lists and relationships, computer systems and software. The Buyer further acknowledges that the disclosure of Confidential Information (whether directly or indirectly) to actual or potential competitors of the Navion Group might place it at a competitive disadvantage and might do damage to its business.

(b)	The Buyer accordingly agrees and undertakes that (i) until Closing, or (ii) in the event that Closing shall not take place or this Agreement is terminated, at any time after the date hereof, it will not, and it will procure that neither the Buyer Parent nor any other Person it or the Buyer Parent controls or has engaged, retained or communicated with in relation to the Transaction will:

(1)	disclose Confidential Information to any third party except to those authorised by the Sellers;
(2)	use Confidential Information for any other purpose than the preparation and consummation of the transactions contemplated by this Agreement; or
(3)	through any failure to exercise all due care and diligence, cause or permit any unauthorised disclosure of any Confidential Information, provided, however, that these restrictions on the Buyer will cease to apply to information which (otherwise than through the default by the Buyer, the Buyer Parent or any such Person) becomes available to the public generally, or is required to be disclosed by law, accounting rules or regulations.

8.3	Covenants after Closing The Buyer undertakes for a period of at least twelve (12) months from Closing to:
(a)	maintain the Navion head office in Stavanger;
(b)	conduct the Navion Group’s business and operations from the head office in its ordinary course and consistent with past practice; and
(c)	subject as set out in Schedule 8.3 (c), maintain the present level of employees; provided however the Buyer shall not be obligated to hire new employees to replace persons who die, become disabled or otherwise unable to work, voluntarily terminate their employment or who are terminated for cause in accordance with the laws of the Kingdom of Norway.

9.	MUTUAL COVENANTS
9.1	Further Assurances

Upon the terms and subject to the conditions of this Agreement, each of the Parties agrees to use its best endeavors to take or cause to be taken all action and to assist and cooperate with the other Party in doing all things necessary, proper or advisable to consummate the Transaction.

10.	CONDITIONS FOR SIGNING AND CLOSING The obligations of the Parties to consummate the Transaction (the “Closing”) are subject to the fulfillment of the following deliveries and conditions:
10.1	Signing deliveries of the Buyer

By signing this Agreement, the Buyer confirms that as of the Signing Date it is not aware of any facts or circumstances that could give rise to a claim against the Sellers under or in connection with the representations and warranties or otherwise under this Agreement and that in particular the Buyer has been given the opportunity to inspect the Vessels and that irrespective of whether such inspection has taken place or not, the Vessels have been accepted “as is”.

On signing of this Agreement, the Buyer shall deliver to the Sellers:

(a)	the Buyer Parent Guarantee,
(b)	evidence acceptable to the Sellers that (i) the Signing Date Payment will be effected on the Signing Date, or if this is not a Business Day, on the first Business Day thereafter, and (ii) the Buyer has the financial means to pay the Purchase Price at Closing.

10.2	Conditions to the Parties’ Obligations on Closing
10.2.1	The consummation of the Transaction shall be subject only to:
(a)	performance by the Parties of their respective obligations under this Agreement on or prior to Closing;
(b)	the receipt by the relevant Parties of the documents referred to in Clauses 10.4-10.5;
(c)	the Navion Reorganisation having been consummated in all material respects, or failing necessary consent from any third party on terms and conditions acceptable to the Parties, suitable back-to-back arrangements or alternative acceptable solutions having been put in place as contemplated in Schedule 1.1 Navion Reorganisation;

(d)	any adjustment to the Basic Purchase Price shall have been determined in accordance with Clause 3;
(e)	all necessary consents from relevant contractual parties regarding the Transaction shall have been obtained by Navion or the relevant Group Member; and
(f)	no prohibition against the consummation of the Transaction or order requiring the divestiture of the Shares or otherwise prohibiting the ownership by the Buyer of Navion having been imposed by any relevant competition authority having jurisdiction in the matter.

10.2.2	For the avoidance of doubt it is agreed that (except as contemplated in Schedule 1.1 Navion Reorganisation) neither the need to make back-to-back arrangements or other solutions in connection with the Navion Reorganisation nor the lack of clearance from any competent competition authority shall per se or otherwise constitute grounds for not consummating the Transaction.

10.3	Closing

The Parties agree to notify each other in writing as soon as all conditions for Closing set forth in this Clause 10 have been met, whereupon Closing shall take place fourteen (14) days thereafter and no later than 30 June 2003. Closing shall take place at the offices of Statoil, or on such other place and/or date as the Sellers and the Buyer may mutually agree upon in writing.

10.4	Closing deliveries of the Sellers On Closing, the Sellers shall deliver or make available to the Buyer:
(a)	evidence of any consents or waivers required from any third party to consummate the Transaction;
(b)	letters of resignation of the members of the Board of Directors of the Group Members who are not employees of a Group Member, substantially in the form attached hereto in Schedule 10.4 (b);
(c)	Certificates of Ownership and Encumbrances dated not more than seven (7) Business Days prior to Closing in respect of the Vessels from the relevant ship register evidencing that (i) a Group Member is the registered owner thereof, and (ii) the said Vessels are free and clear of registered Encumbrances;

(d)	class certificates in respect of the Vessels dated not more than seven (7) Business Days prior to Closing evidencing that there are no overdue recommendations by class on any of the Vessels, it being agreed that notes, if any, which are accepted by the Classification Society are not to be taken into account. It is agreed that the loss, or a compromised, arranged or constructive total loss of one or more of the Vessels or any of the time chartered vessels shall have no consequences whatsoever for the obligation of the Parties to consummate the Transaction;

(e)	a statement in writing dated as of Closing confirming (i) the accuracy and correctness of the representations and warranties of the Sellers set out in Clauses 4 and 5 (as the same may be qualified in the Closing Disclosure Letter), and (ii) that the Sellers to the best of their knowledge are not aware of any facts or circumstances that could give rise to a claim against the Navion Group which could reasonably be deemed to be material in relation to the Transaction;

(f)	a statement in writing, dated as of Closing on behalf of each of the Sellers, substantially in the form attached hereto in Schedule 10.4. (f), certifying that (i) the Navion Reorganisation has been implemented in accordance with Schedule 1.1 Navion Reorganisation , (ii) as at the Effective Date, the Vessels were in the same physical condition as they were at the time of the Buyer’s inspection, fair wear and tear excepted, and (iii) as at the date of Closing the Vessels are owned by Navion Offshore Loading or Navion Shipping AS, all of which are free and clear of Encumbrances, except for maritime liens incurred in the ordinary course of business; and

(g)	evidence acceptable to the Buyer that any loan outstanding from Navion (or other Group Member) to a Statoil Group company will be repaid by the relevant Statoil Group company on the date of Closing.
10.5	Closing deliveries of the Buyer On Closing, the Buyer shall deliver or make available to the Sellers:
(a)	evidence acceptable to the Sellers confirming that (i) the payment of the Purchase Price has been made by the Buyer pursuant to the provisions of Clause 3.5, and (ii) any loan outstanding by Navion (or other Group Member) to a Statoil Group company will be repaid as contemplated in Clause 10.6 on the date of Closing;

(b)	a statement in writing dated as of Closing confirming that the Buyer is not aware of any facts or circumstances that could give rise to a claim against the Sellers under or in connection with the representations and warranties or otherwise under this Agreement substantially in the form of Schedule 10.5.(b); and

(c)	a certificate executed on Closing by a duly authorized senior officer of the Buyer, substantially in the form attached hereto in Schedule 10.5 (c), certifying the accuracy and correctness of the representations and warranties set forth in Clauses 4 and 6.

10.6	Closing Mechanics

Subject to the terms and conditions of this Agreement and a detailed closing memorandum to be agreed by the Parties in accordance with and embodying customary procedures and principles, the Sellers shall cause the transfer of ownership to the Shares from the Sellers to the Buyer to be promptly recorded in the share register book of Navion with the Computerised Securities Register (VPS) upon (i) payment by the Buyer of the Purchase Price and (ii) repayment in full of any loan outstanding from Statoil to a Group Member at Closing together with interest accrued thereon at a rate of 3 months USD LIBOR + 17.5 bp per annum (the “Statoil Loan”), in respect of which the following shall apply:

The Buyer may elect (i) to cause Navion (or other relevant Group Member) to repay in full the Statoil Loan on the date of Closing, or (ii) to purchase the Statoil Loan and related security from Statoil in consideration of the payment of an amount equal to the Statoil Loan. If Navion (or relevant Group Member) repays the Statoil Loan, Statoil shall provide written confirmation that such loan has been repaid forthwith upon receipt of such funds from Navion (or relevant Group Member), and shall forthwith discharge all security granted in respect thereof. If the Buyer purchases the Statoil Loan from Statoil, Statoil shall concurrent with the payment of the loan amount to it, assign over to the Buyer the Statoil Loan and all related security (if any) granted by any Group Member in connection with the loan. Statoil shall, not less than ten (10) Business Days prior to the date of Closing, advise the Buyer of the amount of the Statoil Loan (such statement to be updated on the date of Closing), and the Buyer shall, not less than seven (7) Business Days prior to the date of Closing, advise Statoil whether it will purchase the Statoil Loan and related security (if any), or whether it shall cause Navion (or relevant Group Member) to repay such loan on Closing.

11.	BREACH OF AGREEMENT
11.1	Breach by the Sellers
(a)	Compensation to be paid by the Sellers

The Sellers hereby agree, in case of being in breach of any of their representations and warranties contained in this Agreement, to compensate the Buyer from and against any reasonably foreseeable net losses (after tax) suffered by the Buyer as a consequence thereof in accordance with the following provisions of this Clause 11.1, provided that the Buyer has notified the Sellers in accordance with Clause 11.1 (b).

(b)	Compensation procedures

The Buyer shall promptly (and no later than 60 days after the Buyer becomes aware of facts sufficient to show a claim exists) give the Sellers written notice of any matter which the Buyer has determined may or could (in combination with other current or potential future claims) give rise to a right of compensation under this Agreement. The claim shall, if practicable, include (i) an estimate of the amount of the claim; (ii) a reference to the relevant Clause in this Agreement and a short description of the basis for the claim; and (iii) the documentary evidence which is then available as proof of the claim.

(c)	Limitations on payments by the Sellers Any compensation as provided for in Clause 11.1 (a) shall be subject to the following limitations:
(1)	The Sellers shall have no liability with respect to any single claim which does not exceed 0.01 per cent of the Purchase Price.
(2)	The Sellers shall have no liability with respect to any claim until the total amount of all claims (excluding the claims for which the Sellers have no liability according to Clause 11.1 (c) (4)) exceeds one (1) per cent of the Purchase Price, but shall thereafter be liable to the full extent of such amount.

(3)	The Sellers shall have no liability whatsoever with respect to claims under or in relation to this Agreement in excess of the aggregated amount of fifty (50) per cent of the Purchase Price.
(4)	The Sellers shall not be liable in respect of a claim from the Buyer:
(i)	if and to the extent any disbursement, damages or loss forming the subject matter of such breach or claim shall be recoverable under any relevant insurance policy in place or would have been so recoverable but for a change in law or the terms of its insurance after the Effective Date;

(ii)	if and to the extent the Buyer or, if relevant, the relevant Group Member, has failed to take the necessary steps to mitigate the damage or loss caused by any of the Sellers’ breach or such breach or claim is attributable to any act, omission, transaction or arrangement of the Buyer or any Group Member acting on the instructions of the Buyer;

(iii)	if and to the extent the loss – even if it is claimed to be caused by a relevant breach – is too remote a consequence of the alleged breach of the relevant representation, such as loss of opportunity, loss of oil production and the like;

(iv)	if and to the extent the Buyer recovers any damages or loss from a third party.

The Buyer undertakes to make its best efforts to recover as much as possible of its claim for damages or loss under insurance policies referred to in (i) above or from third parties as described in (iv) above. The Buyer shall notify the Sellers to the extent (i) and (iv) above may apply. The Buyer shall keep the Sellers fully informed of the development regarding settlement of these claims. If a claim is recoverable under the Sellers’ insurance policies, the Sellers shall likewise keep the Buyer fully informed of the development regarding settlement of such claim.

(5)	The Buyer shall not be entitled to make any claim:
(i)	if the claim is based on or caused by any fact or circumstance which is included in the Disclosed Information or is otherwise known to the Buyer or its advisors (“advisors” meaning advisors directly working for the Buyer in this Transaction having obtained the relevant knowledge in connection therewith) prior to Closing unless notified by the Buyer to the Sellers prior to Closing;

(ii)	unless otherwise specifically provided for in this Agreement, to the extent that sufficient appropriate reserve, provision or allowance for the matter or liability which would otherwise give rise to the claim has been made in the Annual Accounts;

(iii)	if the claim would not have arisen but for a change in legislation or practice relating thereto made after the Effective Date.
(d)	Time limitations The compensation provided for in Clause 11.1 shall be subject to the following time limitations:
1.	claims with respect to taxation and environmental matters set out in Clause 5.3.3 and Clause 5.3.5 must be made on or before the expiration of the applicable statute of limitation for such claims;
2.	a claim with respect to any other matters must be made within two (2) years after Closing, except that any claim with respect to matters set out in Clause 5.3.12 (i) must be made before Closing.
(e)	Subrogation

Upon payment in full by the Sellers pursuant to the provisions of Clause 11, the Sellers shall be entitled to the full benefit of all rights to reimbursement or indemnification from third parties relating to the amount paid. The Buyer undertakes that it will take all steps as may be reasonably requested by the Sellers to effect such subrogation and, upon request, provide the Sellers with all relevant information and documents in the possession of the Buyer and relevant Group Members to enable the Sellers to pursue any such claim for reimbursement or indemnification.

(f)	Subrogation

Third Party Claims

In respect of third party claims which may give rise to a right of compensation under this Agreement (“Third Party Claim”), the Buyer shall consult with the Sellers regarding its conduct of the Third Party Claim and take into account any reasonable requirements of the Sellers in connection with such conduct. The Buyer shall also provide the Sellers with such information and copies of such documents relating to the Third Party Claim as the Sellers may reasonably request. No Third Party Claim may be settled by the Buyer without the prior written consent of the Sellers (which shall not be unreasonably withheld).

11.2	Breach by the Buyer
(a)	The Buyer hereby agrees, subject to Clause 11.2 (b), in case of being in breach of any of obligations under this Agreement, to compensate the Sellers for any disbursements, losses or damages resulting therefrom.

(b)	The Buyer agrees in case of being in material breach of any of its obligations set out in Clause 8.3 to pay liquidated damages to the Sellers for each and every breach in an amount equal to two (2) per cent of the Purchase Price.

11.3	General

Clause 11 and/or Clause 12 shall form the only basis upon which any of the Parties or Navion may bring claims for indemnification or breach of representations or warranties (whether based on express or implied representations or warranties of any kind) against the other, and none of the Parties or Navion may take any other action nor invoke other claims or grounds for claims in respect of representations, warranties or indemnifications that it might otherwise be entitled to pursuant to applicable law. For the avoidance of doubt, the foregoing shall not limit the right of the Buyer to claim compensation for any breach by any of the Sellers of any of their other obligations under this Agreement.

12.	LIMITED INDEMNIFICATION
12.1	Indemnification

The Sellers undertake to indemnify Navion against any net losses (after tax) in accordance with the following provisions of this Clause 12, provided that the Buyer has notified the Sellers in accordance with Clause 12.2. This indemnification shall be limited to claims suffered by Navion as a reasonably forseeable consequence of any of the following events:

(a)	payment by Navion pursuant to the « Sellers Earnings Guaranty » as set out in Clause 27 in Memorandum of Agreement dated 31 August 2001 regarding the sale of FPSO « Navion Munin », it being understood that Statoil shall have the option at any time in its discretion to request the said guarantee obligation to be transferred by Navion to and be assumed by Statoil;

(b)	payment by a Group Member pursuant to the « Overføringsavtale » dated 1 August 2002 regarding the sale of the LPG business of Navion;
(c)	tax payable by a Group Member arising from the operations of the Navion Group prior to the Effective Date, or arising in connection with the Navion Reorganisation, or triggered by the change of control of the Navion Group in connection with this Transaction. For the avoidance of doubt, this tax indemnification shall not include any tax liability which may arise in relation to a deferred capital gain of approximately NOK 600 million in Navion related to the transfer of the shares in Navion Shipping AS to Navion Shipping Holding AS in 2001; and

(d)	tax payable by a Group Member arising as a consequence of any group contribution given by a company within the Statoil Group to one or more Group Members in the financial year 2002 or later as provided for in Clause 3.2.1 (b).

If a tax claim is levied against a Group Member, Statoil shall be entitled to contest such claim on behalf of Navion at Statoil’s cost and expense, in which case the Buyer shall procure that Navion and relevant Group Members provide free of charge to Statoil such assistance and documents as Statoil may reasonably require in connection therewith.

12.2	Procedure

The Buyer shall promptly (and no later than sixty (60) days after the Buyer becomes aware of facts sufficient to show that a claim exists) give the Sellers written notice of any matter which the Buyer has determined may give rise to a right of indemnification under this Clause 12. The claim shall, if practicable, include (i) an estimate of the amount of the claim; (ii) a reference to the relevant Clause in this Agreement and a short description of the basis for the claim; and (iii) the documentary evidence which is then available as proof of the claim. If an indemnification payment is made by the Sellers, Clause 11.1 (e) shall apply accordingly in relation thereto.

12.3	Limitations on payments by Sellers The Sellers shall not be liable in respect of a claim pursuant to this Clause 12 from Navion or the Buyer:
(a)	if and to the extent any disbursement, damages or loss forming the subject matter of such breach or claim shall be recoverable under any relevant insurance policy of the Buyer and/or the relevant Group Member in place or would have been so recoverable but for a change in law or the terms of its insurance after the date of this Agreement;

(b)	if and to the extent the Buyer and/or the relevant Group Member has failed to take the necessary steps to mitigate the loss or such loss is attributable to any act, omission, transaction or arrangement of the Buyer or any Group Member acting on the instructions of the Buyer;

(c)	if and to the extent the loss – even if it is claimed to be caused by a relevant breach – is too remote a consequence of the alleged breach of the relevant representation, such as a loss of opportunity, loss of oil production and the like;

(d)	if and to the extent the Buyer and/or the relevant Group Member recovers any damages or loss from a third party;
(e)	to the extent that sufficient appropriate reserve, provision or allowance for the matter or liability which would otherwise give rise to the claim has been made in the Annual Accounts.
The Buyer undertakes to ensure that the relevant Group Member shall make its best efforts to recover as much as possible of its claim for damages or loss under insurance policies referred to in (a) above or from third parties as described in (d) above. The Buyer shall notify the Sellers to the extent (a) and (d) above may apply. The Buyer shall keep the Sellers fully informed of the development regarding settlement of these claims. If a claim is recoverable under the Sellers’ insurance policies, the Sellers shall likewise keep the Buyer fully informed of the development regarding settlement of such claim.

12.4	Time limitations Clause 11.1 (d) shall apply accordingly to any claim which may be brought under this Clause 12, except in relation to claims under Clause 12.1 (a) and/or (b).
12.5	Indemnification by the Buyer

If it becomes necessary for Statoil and/or Navion Maritime AS to remain responsible towards a relevant third party (whether due to sub-contracting arrangements, guarantee requirements or otherwise) in order to effect the relevant transfer under, and/or the intended economic effects in relation to the Navion Reorganisation, the Buyer and Navion shall hold Statoil and/or Navion Maritime AS (as the case may be) fully indemnified and harmless from any liability or economic consequence whatsoever resulting therefrom (except to the extent due to the gross negligence or wilful misconduct by such party), provided, however, that Statoil shall not be entitled to change any fees in connection with administering such arrangements.

12.6	Cooperation

The Buyer undertakes to ensure that, after Closing, each Group Member shall make such filings in respect of tax, corporate, business and operational matters as shall be required by law or applicable regulations in a timely, correct and complete manner in relation to the fiscal year 2002 and the Navion Reorganisation (including, to the extent required by the Navion Reorganisation, in relation to any fiscal year subsequent to 2002).

13.	TERMINATION
13.1	Termination before Closing Notwithstanding anything to the contrary contained herein, this Agreement may be terminated at any time before Closing:
(a)	by mutual consent of the Sellers and the Buyer;
(b)	by the Sellers, (i) in the circumstances referred to in Schedule 1.1 Navion Reorganisation, (ii) if the Buyer makes a claim based on Clause 5.3.12 (i), or (iii) if the Buyer has materially breached this Agreement and has not cured such breach within 30 Business Days after written notice to the Buyer, provided that no cure period shall be required for a breach which by its nature cannot be cured, such that the conditions set forth in Clause 10 will not be satisfied;

(c)	by the Buyer, if the Sellers have materially breached this Agreement and have not cured such breach within 30 Business Days after written notice to the Sellers, provided that the Buyer is not then in breach of the terms of this Agreement, and provided further that no cure period shall be required for a breach which by its nature cannot be cured, such that the conditions set forth in Clause 10 will not be satisfied;

(d)	by each of the Parties, if Closing shall not have taken place by 30 June 2003, provided that the right to terminate this Agreement under this Clause 13 shall not be available to a Party whose failure to fulfill any material obligation under this Agreement has been grossly negligent or willful and the cause of, or resulted in, the failure of Closing to occur on or before such date.

13.2	Termination after Closing None of the Parties shall be entitled to terminate the Agreement after Closing.
13.3	Effect of Termination

In the event of the termination of this Agreement as provided in Clause 13.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any of Sellers and the Buyer and their respective representatives, except to the extent that such termination results from the willful or material breach by a Party of any of its representations, warranties, covenants or agreements set forth in this Agreement, and provided that the provisions of Clause 8.2 hereof shall remain in full force and effect and survive any termination of this Agreement. Upon termination, the Signing Date Payment shall be immediately returned to the Buyer, except in the case of termination pursuant to Clause 13.1.b (iii), in which case the Signing Date Payment shall be released by mutual agreement of the Parties or upon the order of a court of competent jurisdiction after the period for appealing such order has expired.

14.	MISCELLANEOUS
14.1	Expenses

The Sellers and the Buyer shall each bear all of their own costs and expenses incurred in connection with the Transaction and its consummation, including, as the case may be, the fees, disbursements and expenses of their financial or legal advisors, auditors or accountants or the representatives retained by them. External expenses reasonably incurred in connection with the Navion Reorganisation shall be for the account of Navion to the extent incurred prior to the Effective Date, and for the account of Statoil to the extent incurred thereafter.

14.2	Entire Agreement

This Agreement constitutes the entire understanding and agreement between the Parties concerning the Transaction and supersedes and replaces all prior agreements and understandings, oral or written, with respect to this Transaction. All Schedules hereto and any documents and instruments delivered pursuant to any provisions hereof are expressly made a part of this Agreement.

14.3	Public Announcements

The Parties agree that after the signing of this Agreement, they shall not make any press release or public announcement concerning this Transaction unless a press release or public disclosure is required by law or regulation or the Parties so agree. Before a Party makes any such announcement or other disclosure, it shall give the other Party prior notice and an opportunity to comment on the proposed disclosure to the extent reasonably practicable.

14.4	Clause Headings The clause headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.
14.5	Counterparts This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute the same instrument.
14.6	Amendments This Agreement may not be amended except by a written instrument duly signed by each Party or their respective duly authorized representatives.
14.7	Notices

All notices, requests, demands and other communications under this Agreement or in connection herewith shall be in writing and shall be delivered personally, telecopied or sent by e-mail and shall be deemed given when so received if delivered personally or received by telecopy or e-mail, as follows:

if to the Sellers:

Statoil ASA
4035 Stavanger
Norway

Fax Number: + 47 51 99 00 50

Attention: Mr. Kristoffer Marø
e-mail address: kmm@statoil.com

with copy to:

Statoil ASA
4035 Stavanger
Norway

Fax Number: + 47 51 99 00 50

Attention: Mr. Odd Sollesnes
e-mail address: osol@statoil.com

if to the Buyer:

Teekay Shipping Corporation
TK House, Bayside Executive Park
West Bay Street & Blake Road
PO Box AP-59212
Nassau, The Bahamas

Fax Number: + 1 242 502 8840

Attention: Mr. Bruce Bell
e-mail address: bruce@oceanic.bs

with copies to:

Teekay Shipping (Canada) Ltd.
Suite 2000, Bentall 5
550 Burrard Street
Vancouver, British Columbia
V6C 2K2

Fax Number: + 1 604 609 6447

Attention: General Counsel
e-mail address: art.bensler@teekay.com

and

Ugland Nordic Shipping ASA
Thor Dahls gate 1/5
3200 Sandefjord
Norway

Fax Number: + 47 33 42 15 45

Attention: Chief Executive Officer
e-mail address: companymail@uns.no

Any Party may change its address for notices specified above by notice to the other Party in accordance with this Clause 14.7.

Statpet hereby confirms that Statoil has been duly authorized to give and receive notices on its behalf in all matters which may arise under or in connection with this Agreement

14.8	Non Competition and Non Solicitation

The Sellers hereby undertake with the Buyer that they will not, whether for their own account or for the account of any other person, or as agent, consultant or shareholder, during the period from Closing to four (4) years after Closing - or such shorter period as may be permitted under applicable law - carry on or be engaged in any business in the territories in which a Group Member operates as at Closing which is in competition with the offshore loading business of the Navion Group as carried on immediately after Closing, provided that this undertaking shall not affect (i) Statoil’s current and future interests in the offshore loading business of KS Statfjord Transport (KSST) as it relates to the Statfjord field and current practice, and (ii) any offshore loading business or activity which may be acquired by Statoil as a business or activity which is incidental to and an integral part of an enterprise or larger business (the “Enterprise”) which is the primary subject matter of any such acquisition, in which case Statoil undertakes – subject to Statoil having acquired (directly or indirectly) control over the Enterprise – to divest of such offshore loading business within 24 months of having acquired control over same.

The Sellers further undertake with the Buyer that neither they, nor any company controlled directly or indirectly by them, will during the period from the date hereof to 24 months after Closing, solicit or endeavour to entice away from or discourage from being employed by any Group Member, any person who is at the date hereof or at Closing an employee in a leading position in any Group Member, or whom any such companies may at the date hereof or at Closing have agreed to engage as such an employee. For the avoidance of doubt, it is acknowledged that the foregoing undertaking shall not prevent Statoil to employ previous or current employees from the Navion Group who apply for jobs within Statoil pursuant to regular advertisements placed by Statoil on its intranet page or otherwise publicly in the ordinary course.

14.9	Confidentiality Agreement

Except as set forth in Clause 14.3 hereof, each of the Parties agrees that the content of this Agreement as well as any and all other information being delivered or disclosed (whether orally or in writing) to the other Parties in connection herewith shall be deemed to be confidential and proprietary, unless specifically designated by the Party disclosing such information to be non-confidential or non-proprietary. The Party receiving confidential information shall treat, and shall cause its officers, directors, employees, advisors and auditors also to treat, such information as strictly confidential and shall not divulge or disclose (directly or indirectly) such information to any other person or entity (other than to its officers, directors, employees, advisors, providers of finance, auditors, investment bankers and their advisors who may assist in future debt or equity transactions, and/or potential bidders for the shares in such Party who reasonably require access to such confidential information for the purpose for which it was disclosed), except when (i) such disclosure is required by law or by any order of any administrative or judicial authority which is (x) final and subject to no appeal, or (y) although not final, is executory pending any appeal, (ii) such information has become public through no fault of the receiving Party, or (iii) such information has been obtained separately by the receiving Party from a third party that is not bound by any confidentiality regarding such information.

This Clause 14.9 shall survive the termination date of this Agreement and shall be in full force and effect for a period of three (3) years from the date hereof.

14.10	Governing Law and Jurisdiction

This Agreement is governed by and shall be construed in accordance with the laws of Norway.

Any dispute arising out of or in connection with this Agreement shall be referred to the Stavanger City Court (“Tingrett”), Norway.

IN WITNESS THEREOF, the Parties have executed this Agreement to be effective as of the date set forth above.

STATOIL ASA By: __________________________ Its: __________________________ NORSK TEEKAY AS By: __________________________ Its: __________________________	STATPET ASA By: __________________________ Its: __________________________